CERTIFICATE OF OWNERSHIP

AND MERGER

Section 253C Parent into Subsidiary

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

SIERRA CONCEPTS, INC., a Nevada Corporation

INTO

PIONEER POWER SOLUTIONS, INC., a Delaware Corporation

Sierra Concepts, Inc., a corporation organized and existing under the laws of the State of Nevada,

DOES HEREBY CERTIFY:

FIRST: That it was organized as a Nevada corporation pursuant to the provisions of the Nevada Revised Statutes on September 16, 2008.

SECOND: That it owns 100% of the outstanding shares of the capital stock of Pioneer Power Solutions, Inc., a corporation organized pursuant to the provisions of the General Corporation Law of the State of Delaware on November 25, 2009.

THIRD: That by written consent of its board of directors, dated November 30, 2009, determined to merge the corporation into said Pioneer Power Solutions, Inc., and did adopt the following resolutions:

RESOLVED, that this corporation, Sierra Concepts, Inc., merges itself into Pioneer Power Solutions, Inc., which corporation assumes all of the obligations of Sierra Concepts, Inc.

FURTHER RESOLVED, that the terms and conditions of the merger are as follows:

Upon completion of the merger, the holders of the common stock of Sierra Concepts, Inc. shall receive one (1) share of the common stock of Pioneer Power Solutions, Inc. in exchange for each share of common stock of Sierra Concepts, Inc. and shall have no further claims of any kind or nature; and all of the common stock of Pioneer Power Solutions, Inc. held by Sierra Concepts, Inc. shall be surrendered and canceled.

FOURTH: That this merger has been approved by the holders of at least a majority of the outstanding shares of stock of this corporation, Sierra Concepts, Inc., by written consent in lieu of a meeting of the stockholders.

FIFTH:                      That the name of the surviving corporation shall be Pioneer Power Solutions, Inc.

IN WITNESS WHEREOF, said parent corporation has caused this Certificate to be signed by an authorized officer this 30th day of November, 2009.

By:	/s/ David Davis
Authorized Officer

Name:	David Davis
Print or Type

Title:	President